SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934.
Date of Report (Date of Earliest Event Reported): June 13, 2006
THE GEO GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	1-14260	65-0043078

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

621 NW 53rd Street, Suite 700, Boca Raton, Florida	33487

(Address of Principal Executive Offices)	(Zip Code)
(Registrant’s Telephone Number, Including Area Code) (561) 893-0101

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On June 13, 2006, The GEO Group, Inc. (“GEO”) used $74.6 million of the proceeds from its recently completed follow-on equity offering (the “Offering”) to repay debt outstanding under the term loan portion of its senior secured credit facility. The Offering, which was comprised of the sale of 3,000,000 shares of GEO common stock, closed on June 12, 2006. GEO received net proceeds of approximately $99 million from the Offering. A copy of GEO’s press release, dated June 14, 2006, relating to the debt repayment is attached hereto as Exhibit 99.1 and incorporated herein by reference.
     In addition, on June 13, 2006, GEO announced that it intends to use proceeds from the Offering, along with existing cash, to finance the planned expansion of GEO’s Val Verde Correctional Facility in Del Rio, Texas. A copy of GEO’s press release, dated June 13, 2006, relating to the expansion is attached hereto as Exhibit 99.2 and incorporated herein by reference.
     GEO plans to use any remaining proceeds from the Offering for general corporate purposes, which may include working capital, capital expenditures and potential acquisitions of complementary businesses and other assets. GEO may also use up to $5.0 million of the proceeds of the Offering to purchase from certain directors, executive officers and employees stock options that are currently outstanding and exercisable.
Item 9.01 Financial Statements and Exhibits.
c) Exhibits
99.1	Press Release of the Company, dated June 14, 2006

99.2	Press Release of the Company, dated June 13, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GEO GROUP, INC.
June 19, 2006	By:	/s/ John G. O’Rourke
Date		John G. O’Rourke
Senior Vice President -- Finance and Chief Financial Officer (Principal Financial Officer and duly authorized signatory)

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